Exhibit 2.1

CONTRIBUTION AND STOCK AGREEMENT

by and between

SOUTHLAND HEALTH SERVICES, INC.

and

ROY JOSEPH CERONE, AS THE SOLE MEMBER

OF SOUTHLAND HEALTH SERVICES, LLC,

A MISSISSIPPI LIMITED LIABILITY COMPANY

Dated as of May 2, 2004

CONTRIBUTION AND STOCK EXCHANGE AGREEMENT

This CONTRIBUTION AND STOCK EXCHANGE AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of May, 2004, by and between Southland Health Services, inc., a Delaware corporation (“Company”), and Roy Joseph Cerone (“Cerone”), the sole member of Southland Health Services, LLC. a Mississippi limited liability company (“Southland LLC”), upon the following terms and conditions.

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Plan of Organization attached hereto as Exhibit A (the “Plan of Organization”), among the Company, the Shareholders of EmergyStat, Inc., a Mississippi corporation (“EmergyStat”), and Cerone (with EmergyStat and Southland LLC being sometimes referred to individually as a “Founding Company”); and

WHEREAS, pursuant to the Plan of Organization, all of the membership interest of Southland, LLC is to be exchanged for shares of Common Stock of the Company; and

WHEREAS, the parties to the Plan of Organization have approved and adopted the Plan of Organization as an integrated plan with the understanding and intent that the transfer of shares, membership interests and cash to the Company pursuant to the Plan of Organization, on the detailed terms and conditions contained in this Agreement and the other agreement described in Section 1.2(a) below, shall constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties and covenants contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

AGREEMENT:

ARTICLE I

Purchase and Sale of Common Stock

Section 1.1 Authorization. Prior to Closing, the Company will have duly authorized the issuance and sale One Thousand (1000) shares of Common Stock Subject to the terms and conditions of this Agreement, at the Closing, Cerone shall convey to the Company all of the membership interests in Southland, LLC a exchange, the Company shall issue and deliver to Cerone a total of 200 s Common Stock of the Company.

After all 1000 shares as authorized have been issued, the stock ownership of the Company will be as follows:

A.	Joe Cerone - - 200 shares, representing 20% of the outstanding stock of the Company;

B.	Glenn Crawford - - 630 shares, representing 63% of the outstanding stock of the Company;

C.	Joseph P. Donovan - - 90 shares, representing 9% of the outstanding stock of the Company;

D.	Tom McGregor, Trustee or his successor - - 80 shares, representing 8% of the outstanding stock of the Company.

Section 1.2 Conditions of the Obligations of Cerone at Closing. The obligations of Cerone under Section 1.1 of this Agreement are subject to the fulfillment on or before Closing of each of the following conditions:

(a) Closing of Other Agreements. The transactions contemplated by the contemporaneous Contribution Agreement with the Shareholders of Emergystat shall have been consummated in accordance with the terms and after the satisfaction (without any waiver) of all conditions contained therein.

(b) Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true and correct on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

(d) Qualifications. All authorizations, approvals, permits, consents or waivers, if any, of any governmental authority or regulatory body of the United States or of any state, except for notices of sale required to be filed with the Securities and Exchange Commission (“SEC”) under Regulation D of the Securities Act, of 1933, as amended (the “Securities Act”), or such post-closing filings as may be required under applicable state security laws which will be timely filed within the applicable periods therefor or of any other person, including, without limitation, the Company’s shareholders, that are required in connection with the lawful issuance and sale of the Common Stock pursuant to this Agreement and the execution, performance and delivery of this Agreement and the documents required to be delivered pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(e) Proceedings and Documents. All corporate and other proceedings related to the transactions contemplated by this Agreement and all documents incident thereto shall, at the Closing, be reasonably satisfactory in form and substance to counsel for Cerone, who shall have received all counterpart original and certified or other copies of such documents as they may reasonably request.

(f) Opinion of Company Counsel. Cerone shall have received an opinion from legal counsel for the Company certifying that the Company is duly organized and in good standing, and also certifying as to the accurateness of the matters stated below in Section 2.4.

(g) Board of Directors. Effective as of Closing, the Board of Directors of the Company shall consist of three (3) members who shall be Glenn Crawford, Joseph P. Donovan, and Joe Cerone. The Company shall reimburse the directors for expenses incurred in performing their duties as directors.

(h) Stockholders’ Agreement. Company and its shareholders shall have entered into a Stockholders’ Agreement and such agreement shall continue to be in full force and effect.

(i) Resolutions. Company shall have made available to Cerone copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and consummation of this Agreement, the issuance of shares of Common Stock, together with copies of the resolutions of the shareholders of the Company authorizing the issuance of the Common Stock, each certified as to their due adoption and continued validity by the Secretary of the Company.

(j) Bylaws. Company shall have delivered to Cerone the Bylaws of the Company.

Section 1.3 Conditions of Company’s Obligations at Closing. The obligations of the Company to Cerone under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

(a) Representation and Warranties. The representations and warranties of Cerone contained in Article III shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Performance. Cerone shall have complied in all material respects with all agreements, obligations and conditions contained in this Agreement to be performed or complied with by him on or before Closing.

(c) Stockholders’ Agreement. Cerone shall have entered into the Stockholders’ Agreement, and such agreement shall continue to be in full force and effect.

Section 1.4 Deliveries at Closing.

(a) Payment of Purchase Price. At the Closing, Cerone shall deliver the necessary assignments of all membership interests in Southland, LLC.

(b) Stock Certificates. At the Closing, Company shall deliver to Cerone the number of shares of Common Stock due him pursuant to Section 1.1 above.

ARTICLE II

Representations of Company

Company hereby represents to Cerone that, except as set forth on the disclosure schedule attached hereto as Schedule I (the Disclosure Schedule”), and to the best of the knowledge of the Company, the following representations are true and correct as of the date of this Agreement and will be true and correct at the Closing.

Section 2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Company and its subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on their business or properties.

Section 2.2 Corporate Documents. The Bylaws of the Company will be adopted at Closing.

Section 2.3 Capitalization and Voting Rights.

(a) Immediately prior to the Closing, the authorized capital of the Company consists solely of Ten Thousand (10:000) shares of Common Stock, none of which are issued and outstanding.

(b) The capitalization of the Company immediately following the Closing of the transactions contemplated by this Agreement shall be as reflected in Section 1.1 above.

(c) The outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable. The issuance of the Common Stock of Company and any predecessor of the Company and any involvement in any transfer of any such stock by the Company or any predecessor of the Company has been in accordance with all applicable agreements and state blue sky laws, including the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom.

(d) Except for options granted to executive officers of the Company or any of its subsidiaries set forth in Section 2.3(e) of the Disclosure Schedule, there are no outstanding options, warrants, calls, commitments, rights (including, without limitation, conversion, preemptive, participation or stock appreciation rights) or agreements, including proxy or shareholder agreements or agreements of any kind; relating to shares of the Common Stock. Except as contemplated hereunder, there are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Company may vote are issued or outstanding. Company is not a party or subject to any agreement or understanding, and, to the best of Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of Company. Except as set forth in the Stockholders’ Agreement, the Company is not under any obligation to register any of its securities under the Securities Act.

Section 2.4 Valid Issuance of Common Stock. The Common Stock that is being transferred to Cerone hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

Section 2.5 Exempt Offering. Assuming the continued truth and accuracy of the representations of Cerone set forth in Article III of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and state blue sky laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

Section 2.6 Subsidiaries. Except as set forth in Section 2.6 of the Disclosure Schedule, the Company does not presently, and did not previously, own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. With respect to each subsidiary identified in Section 2.6:

(a) The Company is the sole record and beneficial owner of all of the outstanding securities of such subsidiary, as detailed in Section 2.6, free and clear of any lien, restriction, claim, proxy or voting agreement or encumbrance;

(b) All of the outstanding securities of such subsidiary are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive right;

(c) There are no outstanding options, warrants, calls, commitments, rights (including, without limitation, conversion, preemptive, participation or stock appreciation rights) or agreements, including proxy agreements or other agreements of any kind, relating to securities of such subsidiary; and

(d) There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of such subsidiary may vote.

Section 2.7 Authorization. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to Closing, and this Agreement when executed and delivered by the Company will constitute valid and legally binding obligations of Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Stockholders’ Agreement may be limited by applicable federal or state laws.

Section 2.8 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party (including but not limited to in respect of any franchise, permit, license, variance, exemption or certificate of need held by the Company or any of its subsidiaries or by any Founding Company) is required by or with respect to Company or any of its subsidiaries or any Founding Company in connection with the execution and delivery of this Agreement, or the consummation by Company of the transactions contemplated hereby, which has not already been obtained, except for notices of sale required to be filed with the SEC under Regulation D of the Securities Act, or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

Section 2.9 Litigation. There are no claims (contingent or otherwise) of any kind and there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened against Company or any of its subsidiaries or any Founding Company or against any asset, interest or right of the Company or any of its subsidiaries or any Founding Company or which questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, nor is the Company aware that there is any basis for any of the foregoing. Neither the Company nor any subsidiary of the Company or any Founding Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any subsidiary of the Company currently pending or that the Company or any subsidiary intends to initiate.

Section 2.10 Agreements and Actions.

(a) Except as shown on the attached Disclosure Statement, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its subsidiaries or the Founding Companies is a party or by which the Company or any of its subsidiaries or the Founding Companies is bound that may involve: (i) obligations (contingent or otherwise) of, or payments to the Company or any of its subsidiaries or the Founding Companies in except County EMS Contracts.

(b) All of the material contracts, agreements and instruments to which the Company or any of its subsidiaries or the Founding Companies is subject are valid, binding and enforceable in accordance with their respective terms. Except as shown on the attached Disclosure Statement, neither the Company or its subsidiaries have received notice of a purported material default by them of such.

Section 2.11 Permits. The Company and its subsidiaries hold all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the Company’s business as conducted by the Founding Companies prior to the Closing and as proposed to be conducted and are in compliance with the terms thereof. The Company and its subsidiaries have complied with and are not in any default under (and have not been charged with or received notice with respect to, nor are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulations, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, if any, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any of its subsidiaries alleging any failures to comply.

Section 2.12 Title to Property and Assets. Section 2.12 of the Disclosure Schedule sets forth a complete and accurate description of all material property that the Company and its subsidiaries own or lease. Except as more fully described in Section 2.12 of the Disclosure Schedule, the Company and its subsidiaries own their respective property and assets free and clear of all mortgages, liens, loans and encumbrances. With respect to the property and assets leased, the Company and its subsidiaries are in material compliance with such teases and hold a valid leasehold interest free of any liens, claims or encumbrances. The assets of the Company and its subsidiaries are in good operating condition and fit for use in the ordinary course of the Company’s and its subsidiaries’ business.

Section 2.13 Financial Statements. The financial statements (balance sheet and profit and loss statement) of the Company at and for the year ended December 31, 2003, reflecting consummation of the Contribution Agreements as if the Company were in existence and the transactions provided for in the Contribution Agreements were consummated at December 31, 2003, are based on financials of the Company at and for the year ended December 31, 2003 and for prior years (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, are true, accurate and complete.

Section 2.14 Disclosure. The Company has fully provided Cerone with all the information that his has requested for deciding whether to purchase the Common Stock. Neither this Agreement nor any other documents or certificates made or delivered in connection herewith .or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE III

Representations of Cerone

Cerone hereby represents to the Company that, to the best of his knowledge, the following are true and correct:

Section 3.1 Authorization. Cerone has full power and authority to enter into this Agreement, and this Agreement will, when executed and delivered by him, constitute a valid and legally binding obligation of Cerone, enforceable against him in accordance with its terms.

Section 3.2 Purchase Entirely for Own Account. Cerone understands that the Common Stock is not registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the representations set forth herein. This Agreement is made in reliance upon the representation of Cerone to Company, which by his execution of this Agreement, Cerone hereby confirms, that the Common Stock to be received by ‘him will be acquired for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that he has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Cerone further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Common Stock.

Section 3.3 Investment Experience. Cerone acknowledges that he is able to fend for himself, can bear the economic risk of its investment, and has such knowledge and experience in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

Section 3.4 Accredited Investor. Cerone represents that he is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

Section 3.5 Compliance with Securities Laws. Cerone represents that he:

(a) Has not been convicted within ten (10) years prior to the date hereof of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of a false filing with the Securities and Exchange Commission (the “Commission”), or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser;

(b) Is not (i) subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily enjoining or restraining, or (ii) subject to any order, judgment, or decree of any court of competent jurisdiction, entered within five (5) years prior to the date hereof, permanently enjoining or restraining the undersigned from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security, involving the making of a false filing with the Commission, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser;

(c) Is not subject to an order of the Commission entered pursuant to section 15(b), 15B(a), or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or section 203(e) or (f) of the Investment Advisers Act of 1940;

(d) Is not suspended or expelled from membership in, or suspended or barred from association with a member of, a national securities exchange registered under section 6 of the Exchange Act or a national securities association registered under section 15A of the Exchange Act for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(e) Is not (i) subject to a United States Postal Service false representation order entered under 39 U.S.C. §3005 within five (5) years prior to the date hereof or (ii) subject to a restraining order or preliminary injunction entered under 39 U.S.C. §§3007 with respect to conduct alleged to have violated 39 U.S.C. §§3005; and

(f) Is not and has not been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining the undersigned for failure to comply with Rule 503 of Commission Regulation D.

Section 3.6 Restricted Securities. Cerone understands that the shares of Common Stock he is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such shares of Common Stock may not be resold, transferred or otherwise disposed of without registration under the Securities Act, and that in the absence of an effective registration statement covering the shares of Common Stock or an available exemption from registration under the Securities Act the Common Stock must be held indefinitely. In particular, Cerone is aware that the Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available. In this connection, Cerone represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Cerone further agrees not to make any disposition of all or any portion of the shares of Common Stock unless and until the transferee has agreed in writing for the benefit of Company to be bound by this Article III and the Shareholders Agreement (provided and to the extent this Section and such agreement are then applicable), and:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Cerone shall (i) have notified the Company of the proposed disposition and shall have furnished Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer without consideration by a shareholder of the Company (i) that is a partnership or limited liability company to a partner or a retired partner of such partnership or a member or retired member of such limited liability company, who retires after the date hereof, or to the estate of any such partner or retired partner or member or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse (or a trust or family limited partnership set up for the exclusive benefit of any of the same), if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original party hereunder, (ii) that is an individual to his or her spouse or to the siblings, lineal descendants or ancestors of such individual or his or her spouse (or a trust or family limited partnership set up for the exclusive benefit of any of the same), if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original party hereunder, (iii) that is a corporation to its affiliates (as defined in the Securities Act), or (iv) to a venture fund managed by an affiliate of the general partner or the manager of the transferor.

Section 3.8 Legends. It is understood that the certificates evidencing the shares of Common Stock shall bear legends substantially in the form set forth below:

(a) The following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Any legend imposed or required by the Company’s Bylaws or applicable state securities laws.

Section 3.9 Receipt of Information. Cerone believes he has received all the information he considers necessary or appropriate for deciding whether to purchase the Common Stock. Each further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, and financial condition of the Company and to obtain additional information

(to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

Section 3.10. Ownership of Contributed Property; Control of Southland, LLC. Cerone is the owner, beneficially and of record, of the Southland, LLC membership interests that he is contributing to the Company as contemplated in Section 1.2 above, free. clear and unencumbered, and he is free to contribute the same without obtaining any consent, approval, or waiver. Cerone owns one hundred percent (100%) of the membership interests in Southland, LLC and has the requisite right, capacity and authority to enter into this Agreement and to consummate the transaction contemplated herein. All of the membership interests are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive right. There are no outstanding options, warrants, calls, commitments, rights (including, without limitation, conversion, preemptive, participation or membership appreciation rights) or agreements, including proxy agreements or other agreements of any kind, relating to such membership interests. Further, there are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Cerone may vote.

Section 3.11 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party (including but not limited to in respect of any franchise, permit, license, variance, exemption or certificate of need held by Southland, LLC) is required in connection with the consummation of the transactions contemplated hereby, which has not already been obtained, except for notices of sale required to be filed with the SEC under Regulation D of the Securities Act, or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

Section 3.12 Organization and Qualification of Southland, LLC. Southland, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Mississippi and all required Permits and full corporate power of authority to carry on its business as now being conducted and to own the properties and assets now owned. Cerone has heretofore delivered to the Company complete and correct copies of the articles of formations and operating agreement of Southland, LLC as will be in effect as of the Closing Date.

Section 3.13 Subsidiaries. As of the Closing Date, Southland, LLC has no subsidiaries.

Section 3.14 Records. The books of account, minute books and member lists (including any transfer of membership interests) of Southland, LLC previously delivered by Cerone are complete and correct in all material respects and there have been no transactions involving Southland, LLC which properly should have, and were not set forth therein.

Section 3.15 Other Representations. As to each representation made by Company to Cerone in Article II above, to the extent such representations encompass Southland, LLC (as a subsidiary of the Company), then those same representations shall be deemed to have been made by Cerone to the Company as well.

ARTICLE IV

Miscellaneous

Section 4.1 Survival of Warranties. The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and Closing.

Section 4.2 General Indemnity. Each party hereto (in such capacity, an “Indemnitor”) agrees to indemnify and hold harmless each other party hereto (and its Affiliates, directors, officers, members, partners, managers, agents, successors and assigns) (in such capacity, an “Indemnitee”) from and against any and all liabilities incurred by the Indemnitee as a result of any intentional inaccuracy in or any knowing breach of the representations made by the Indemnitor herein.

Section 4.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Common Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of law principles.

Section 4.5 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.6 Notices.

i.	Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by express courier, telegraphed, telexed, sent by facsimile transmission or sent postage prepaid by certified, or registered mail, return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by confirmed facsimile transmission or, if mailed, five (5) business days after the date of deposit in the United States mail, or one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, as follows:

(i)	if to Joe Cerone

  309 Meadow Lane

  Kingsport, TN 37663

  if to Company:

  Southland Health Services, Inc.

  126 Emergystat Loop Road

  Vernon, AL 35592

Section 4.7 Amendments and Waivers. Except as otherwise provided herein, no waiver, modification or amendment of this Agreement, or approval or consent granted or given in connection with this Agreement, shall be valid or binding unless it is in writing and signed by the parties hereto.

Section 4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 4.9 Entire Agreement. This Agreement, and the documents referred to herein and therein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any oral or written warranties, representations, agreements or covenants except as specifically set forth herein or therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement.

Section 4.10 Arbitration. Any controversy arising out of or relating to this Agreement or the documents executed pursuant thereto, or any modification or extension of this Agreement, including any claim for damages, rescission, specific performance or other legal or equitable relief, shall be settled by arbitration in the City of Jackson, State of Mississippi, in accordance with the rules then obtaining of the American Arbitration Association and, if discovery shall be permitted, in accordance with the then obtaining Federal Rules of Civil Procedure. The arbitrator shall render its determination not later than thirty (30) days following conclusion of the arbitration hearings and such determination shall be binding upon all parties bound by the terms of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator may award attorneys’ fees in his or her discretion.

Section 4.11 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the undersigned party has executed this signature page to this Contribution and Stock Exchange Agreement effective as of the date and year first above written.

“Company”

SOUTHLAND HEALTH SERVICES, INC.

By:
Name:
Title:

Date:

Roy Joseph Cerone

Date:

SCHEDULE 1

DISCLOSURE STATEMENT

The disclosures contained in that contemporaneous Common Stock Exchange Agreement between Company and the Shareholders of Emergystat, Inc. are incorporated herein by reference.

EXHIBIT “A”

PLAN OF ORGANIZATION

It is the intention of Southland Health Services, Inc., a Delaware Corporation, the Shareholders of Emergystat, Inc., a Mississippi corporation, and the sole member of Southland Health Services, LLC, a Mississippi limited liability company, to enter into a consolidated transaction that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1996, as amended. In furtherance of this plan, the following actions shall take place:

1. Effective as of May 2, 2004, the Shareholders of Emergystat, Inc., and Emergystat of Sulligent, Inc. (collectively “Emergystat”) shall transfer all of the issued and outstanding stock of those corporations to Southland Health Services, Inc. In turn, Southland Health Services, Inc. shall issue 800 shares of its Common Stock to the shareholders of Emergystat. The 800 shares shall be divided among the shareholders of Emergystat in proportion of their prior ownership of the stock of Emergystat. Southland Health Services, Inc. shall also issue to the Emergystat Shareholders Promissory Notes in the total amount of $1,500,000.00.

2. Effective May 2, 2004, Roy Joseph Cerone shall transfer 100% of the membership interest in Southland Health Services, LLC to Southland Health Services, Inc. In exchange, Roy Joseph Cerone shall receive 200 shares of the Common Stock of the Southland Health Services, Inc.

3. The transactions described in paragraph 1 and 2 above shall take place at the same time during the same closing and shall be considered part of a single transaction.

4. Immediately following the exchanges contemplated by paragraphs 1 and 2 above, Roy Joseph Cerone and the former shareholders of Emergystat shall own a total of 1,000 shares of the common stock of Southland Health Services, Inc. These 1,000 shares will be all of the shares of stock of the company that will have been issued at this date, and, as a result, these individuals will control 100% of Southland Health Services, Inc. There are currently no other shareholders of Southland Health Services, Inc.

5. Upon the completion of the transactions contemplated by paragraphs 1 and 2 above, Southland Health Services, LLC, Emergystat of Sulligent, Inc, and Emergystat, Inc. will be wholly owned subsidiaries of Southland Health Services, Inc.